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                                                                  Exhibit (b)(1)

                                                                    May 16, 1997


Owens Corning
One Owens Corning Parkway
Toledo, Ohio 43659

Attention:  David W. Devonshire
            Senior Vice President and Chief Financial Officer


               Re:  $2,000,000,000 Revolving Credit Facility Commitment Letter
                    ----------------------------------------------------------


Ladies and Gentlemen:

     Owens Corning (the "Borrower") has advised Credit Suisse First Boston ("CSFB") that it intends to acquire, directly or indirectly, all of the outstanding capital stock of Fibreboard Corporation ("Sierra"). We understand that the acquisition will take the form of a friendly tender offer (the "Tender Offer") by the Borrower or a wholly-owned subsidiary thereof ("Acquisition Corp.") for all of the outstanding shares of capital stock of Sierra, and the purchase of the Sierra shares tendered pursuant to the Tender Offer. We further understand that, as promptly as possible following the consummation of the Tender Offer and the purchase of the tendered Sierra shares, Acquisition Corp. and Sierra will merge (the "Merger").

     CSFB is pleased to confirm to the Borrower that, subject to the terms and conditions referred to in this letter and in the attached Summary of Proposed Terms and Conditions (the "Summary of Terms and Conditions"), CSFB is willing to provide to the "Borrowers", as described under the caption "Borrowers" in the Summary of Terms and Conditions, a credit facility of up to $2,000,000,000 (the "Facility") for the purposes specified under the caption "Use of Proceeds" in the Summary of Terms and Conditions. As indicated in the Summary of Terms and Conditions, a portion of the Facility will be used to finance the acquisition of Sierra shares pursuant to the Tender Offer and the subsequent Merger.

     You have informed us that the merger agreement will require that the Board of Directors of Sierra recommend to the shareholders of Sierra that they tender their shares pursuant to the Tender Offer.

     The Facility would be provided by CSFB pursuant to the terms of, and shall become effective only upon the execution and delivery of, mutually satisfactory credit
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agreements and other definitive loan documentation incorporating terms and conditions set forth herein and in the Summary of Terms and Conditions. Although CSFB is committing to provide all of the Facility on such terms and conditions, CSFB expects to act as agent for a syndicate of financial institutions (together with CSFB, the "Lenders") to provide all or a portion of the Facility.

     It is agreed that CSFB will act as the sole administrative agent for, and sole arranger and syndication manager of, the Facility and that no additional agents, managers or arrangers will be appointed without the prior written consent of CSFB. CSFB does, however, anticipate that a limited number of co-agents will be designated by CSFB.

     You agree (a) to assist CSFB in forming any such syndicate and to provide CSFB and the other Lenders, promptly upon request, with all information reasonably requested by them to complete successfully the syndication, including, but not limited to, (i) an information package for delivery to potential syndicate members and participants, and (ii) all information and projections prepared by you or your advisers relating to the transactions described herein; (b) to coordinate any other financings by you or any of your affiliates with the Lenders' syndication effort and to refrain from any such financings during such syndication process unless otherwise agreed to by CSFB;
(c) to use your best efforts to ensure that CSFB's syndication efforts benefit from your existing lending relationships; and (d) to make appropriate senior officers and representatives of the Borrower and its subsidiaries available to participate in information meetings for potential syndicate members and participants at such times and places as CSFB may reasonably request.

     You represent and warrant and covenant that:

          (1) all information which has been or is hereafter made available to CSFB by you or any of your representatives in connection with the transactions contemplated hereby is and will be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made; and

          (2) all financial projections that have been or are hereafter prepared by you and made available to CSFB or any other participant in the Facility have been or will be prepared in good faith based upon reasonable assumptions.

You agree to supplement the information and projections referred to in clauses
(1) and (2) above from time to time until completion of the syndication so that the representations and warranties in the preceding sentence remain correct. In arranging and syndicating the Facility, CSFB will use and rely on such information and projections without independent verification thereof.

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     Upon the acceptance of this letter by you, CSFB shall have the right to review and approve all public announcements and filings relating to the transactions contemplated hereby that refer, directly or indirectly, to the Facility, to all or any of the Lenders or to this letter or the Fee Letter referred to below before they are made (such approval not to be unreasonably withheld).

     In connection with the syndication of the Facility, CSFB may, in its discretion, allocate to other Lenders portions of any fees payable to CSFB in connection with the Facility. You agree that no Lender will receive any compensation of any kind for its participation in the Facility, except as expressly provided for in this letter or in the Fee Letter referred to below.

     CSFB's commitment hereunder is subject to the following conditions, among others: (a) after the date hereof there shall not have occurred any material change in or material disruption of financial, banking or capital market conditions that in the reasonable opinion of CSFB materially and adversely affects the satisfactory syndication of the Facility; (b) since December 31, 1996, there shall not have occurred any material adverse change in the business, assets, liabilities, financial condition, results of operations or business or financial prospects of the Borrower and its subsidiaries, or Sierra and its subsidiaries, except as set forth in the report of the Borrower to the Securities and Exchange Commission on Form 10-Q for the quarter ended March 31, 1997; (c) definitive documentation with respect to the Facility satisfactory in form and substance to CSFB and its counsel shall have been negotiated, executed and delivered prior to July 31, 1997, and such documentation shall contain the terms and conditions set forth in the Summary of Terms and Conditions and such other indemnities, covenants, representations and warranties, events of default, conditions precedent and other terms and conditions as shall be satisfactory in all respects to CSFB; (d) our review of the merger agreement, tender offer documents and other documents relating to the acquisition, and our reasonable satisfaction with the terms and conditions thereof; (e) our not becoming aware after the date hereof of any information or other matter which is inconsistent in a material and adverse manner with any information or other matter disclosed to us prior to the date hereof; (f) compliance by the Borrower with all terms and conditions set forth in this letter; and (g) the additional conditions set forth in the Summary of Terms and Conditions.

     In all events, CSFB shall not be responsible or liable for any damages which may be alleged as a result of its failure, in accordance with the terms of this letter, to provide the Facility.

     The terms of this letter as to reimbursement and indemnification shall terminate only at the time, and to the extent, they are expressly superseded by definitive loan documentation relating to the Facility. Matters which are not covered by the provisions of this letter and the Summary of Terms and Conditions are subject to the approval of CSFB and you.

     It is understood that, whether or not any loans are made or any loan documents are executed, you will reimburse CSFB for, or pay directly, all reasonable costs and expenses

                                      -3-
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(including, without limitation, the reasonable fees and expenses of counsel to
CSFB and CSFB's syndication and other reasonable out-of-pocket expenses) arising in connection with the preparation, execution and delivery of this letter and the definitive financing agreements (whether or not executed). You further agree to indemnify and hold harmless each Lender (including CSFB) and each director, officer, employee, affiliate and agent thereof (each, an "Indemnified Person") against and to reimburse each Indemnified Person, upon its demand, for, all losses, claims, damages, liabilities and other expenses ("Losses") to which such Indemnified Person may become subject insofar as such Losses arise out of or in any way relate to or result from the acquisition, this letter or the financing contemplated hereby, including, without limitation, Losses consisting of legal or other expenses incurred in connection with investigating, defending or participating in any legal proceeding relating to any of the foregoing (whether or not such Indemnified Person is a party thereto); provided, that the foregoing will not apply to any Losses to the extent they are found by a final decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnified Person. Your obligations under this paragraph shall remain effective whether or not definitive financing documentation is executed and notwithstanding any termination of this letter. Neither CSFB nor any other Indemnified Person shall be responsible or liable to you or any other person for consequential damages which may be alleged as a result of this letter or the financing contemplated hereby.

     You should be aware that CSFB or its affiliates may from time to time provide financing or other services to parties whose interests may conflict with yours; however, in accordance with its long-standing policy to hold in confidence the affairs of its customers, CSFB and its affiliates will not furnish information obtained from you to any of its other customers.

     The provisions of this letter are supplemented as set forth in a separate fee letter dated the date hereof from us to you (the "Fee Letter") and are subject to the terms of such Fee Letter. By executing this letter, you acknowledge that this letter (including the Summary of Terms and Conditions) and the Fee Letter are the only agreements between you and CSFB with respect to the Facility and set forth the entire understanding of the parties with respect thereto. Neither this letter nor the Fee Letter may be changed except pursuant to a writing signed by each of the parties thereto. This letter shall be governed by, and construed in accordance with, the law of the State of New York.

     By your acceptance hereof, you agree that neither this letter, the Summary of Terms and Conditions nor the Fee Letter, nor any of their terms or substance, shall be disclosed, directly or indirectly, to any other person except to your employees, agents and advisers who are directly involved in the consideration of this matter or as may be compelled to be disclosed in a judicial or administrative proceeding or as otherwise required by law; provided, that you may freely disclose this letter (but not the Fee Letter or its contents, except to the extent required by applicable law), and its terms and substance, at any time following your acceptance hereof and payment of any fees specified in the Fee Letter to be due and payable upon such acceptance.

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     If you are in agreement with the foregoing, please sign and return to CSFB the enclosed copies of this letter and the Fee Letter, together with the fees referred to therein, no later than 5:00 p.m., New York time, on May 30, 1997. This offer shall terminate at such time unless prior thereto we shall have received signed copies of such letters and payment of such fees.

     We look forward to working with you on this transaction.

                                    Very truly yours,

                                    CREDIT SUISSE FIRST BOSTON


                                    By:  -------------------------------
                                         Name:
                                         Title:

                                    By:
                                         -------------------------------
                                         Name:



Accepted and agreed to as of
the date first above written:

OWENS CORNING


By:
   ----------------------------------
   Name:
   Title:

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